                                                                    EXHIBIT 10.3




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      MATTHEWS INTERNATIONAL CORPORATION,

                             EMPIRE MERGER CORP.

                                       AND

                             THE YORK GROUP, INC.



                            Dated as of May 24, 2001


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                                TABLE OF CONTENTS

                                                                           PAGE


            AGREEMENT AND PLAN OF MERGER.....................................1
            ARTICLE I  THE MERGER............................................1
      Section 1.3.  Effects of the Merger....................................1
      Section  1.4. Charter and By-Laws; Board of Directors; Management
                    Succession...............................................1
      Section 1.5.  Conversion of Securities.................................2
      Section 1.6.  Matthews to Make Certificates Available..................9
      Section 1.7.  Transfer Taxes; Withholding..............................9
      Section 1.8.  Return of Exchange Fund.................................10
      Section 1.9.  No Further Ownership Rights in York Common Stock........10
      Section 1.10.  Closing of York Transfer Books.........................10
      Section 1.11.  Lost Certificates......................................10
      Section 1.12.  Further Assurances.....................................10
      Section 1.13.  Closing................................................11
            ARTICLE II  REPRESENTATIONS AND WARRANTIES OF YORK..............11
      Section 2.1.  Corporate Organization..................................11
      Section 2.2.  Capitalization..........................................12
      Section 2.3.  Authority; No Violation.................................13
      Section 2.4.  Consents and Approvals..................................13
      Section 2.5.  SEC Documents and Other Reports.........................14
      Section 2.6.  Proxy Statement.........................................14
      Section 2.7.  Absence of Certain Changes or Events....................14
      Section 2.8.  Permits and Compliance..................................15
      Section 2.9.  Tax Matters.............................................15
      Section 2.10.  Actions and Proceedings................................16
      Section 2.11.  Certain Agreements.....................................16
      Section 2.12.  ERISA..................................................16
      Section 2.13.  Labor Matters..........................................18
      Section 2.14.  Intellectual Property..................................18
      Section 2.15.  Environmental and Safety Matters.......................20
      Section 2.16.  Insurance..............................................20
      Section 2.17.  Required Vote of York Stockholders.....................21
      Section 2.18.  State Take Over Laws...................................21
      Section 2.19.  Opinion of Financial Advisor...........................21
      Section 2.20.  Broker's Fees..........................................21
      Section 2.21.  Disclosure.............................................21
      Section 2.22.  Unlawful Payments and Contributions....................21
      Section 2.23.  Material Contracts.....................................21
      Section 2.24.  Warranties.............................................22
      Section 2.25.  Restrictions on Business Activities....................22
      Section 2.26.  Real Property..........................................22
      Section 2.27.  Rights Plan............................................23
            ARTICLE III  REPRESENTATIONS AND WARRANTIES OF MATTHEWS.........23
      Section 3.1.  Corporate Organization..................................23
      Section 3.2.  Capitalization..........................................23

      Section 3.3.  Authority; No Violation.................................23
      Section 3.4.  Consents and Approvals..................................24
      Section 3.5.  SEC Documents and Other Reports.........................24
      Section 3.6.  Proxy Statement.........................................25
      Section 3.7.  Absence of Certain Changes or Events....................25
      Section 3.8.  Litigation..............................................25
      Section 3.9.  Brokers, Finders, etc...................................25
      Section 3.10.  Vote of Stockholders...................................25
      Section 3.11.  Financing..............................................25
            ARTICLE IV  CONDUCT OF BUSINESS.................................25
      Section 4.1.  Conduct of York.........................................25
            ARTICLE V  ADDITIONAL AGREEMENTS................................27
      Section 5.1.  No Solicitation.........................................27
      Section 5.2.  Proxy Statement.........................................28
      Section 5.3.  Stockholders Meeting....................................29
      Section 5.4.  Access to Information...................................29
      Section 5.5.  Notices of Certain Events...............................30
      Section 5.6.  Appropriate Action; Consents; Filings...................30
      Section 5.7.  Public Disclosure.......................................31
      Section 5.8.  Indemnification of Directors and Officers...............32
      Section 5.9.  State Takeover Laws.....................................34
      Section 5.10.  Rights Agreement.......................................34
            ARTICLE VI  CONDITIONS TO MERGER................................34
      Section 6.1.  Conditions to Each Party's Obligations..................34
      Section 6.2.  Additional Conditions to Obligations of York............35
      Section 6.3.  Additional Conditions to Obligations of Matthews........35
            ARTICLE VII  TERMINATION........................................36
      Section 7.1.  Termination.............................................36
      Section 7.2.  Effect of Termination...................................37
      Section 7.3.  Fees and Expenses.......................................37
      Section 7.4.  Post-Termination Obligations............................38
            ARTICLE VIII  MISCELLANEOUS.....................................38
      Section 8.1.  Nonsurvival of Representations, Warranties and
                    Agreements..............................................38
      Section 8.2.  Notices.................................................38
      Section 8.3.  Interpretation and Construction; Severability;
                    Interpretation of Obligations...........................39
      Section 8.4.  Counterparts............................................40
      Section 8.5.  Entire Agreement; No Third Party Beneficiaries..........40
      Section 8.6.  Governing Law...........................................40
      Section 8.7.  Assignment..............................................40
      Section 8.8   Amendment...............................................40
      Section 8.9   Extension; Waiver.......................................40
      Section 8.10  Consent to Jurisdiction: Appointment of Agent for
                    Service of Process......................................40

EXHIBITS

Exhibit 1.5(x)    Stock Option Valuation
Exhibit 1.5(y)    Agreed Upon Procedures

                             TABLE OF DEFINED TERMS


TERM                                                        SECTION

1990 Plan                                                   2.2(a)
1991 Plan                                                   2.2(a)
1996 Director Plan                                          2.2(a)
1996 Plan                                                   2.2(a)
Adjusted Working Capital                                    1.5(c)(ii)
Adjusted Working Capital Statement                          1.5(c)(ii)
Agent                                                       8.10
Agreed-Upon Procedures                                      1.5(c)(iii)
Agreement                                                   Preamble
Antitrust Laws                                              5.6(b)
Appraisal Shares                                            1.5(e)
Appraised Value                                             1.5(c)(ii)
Bronze Business                                             1.5(c)(ii)
Certificate of Merger                                       1.2
Certificates                                                1.6(b)
Closing                                                     1.13
Code                                                        1.7
Confidentiality Agreement                                   5.4
Constituent Corporations                                    Preamble
Deferred Stock                                              1.5(d)
Domain Names                                                2.14(a)
DGCL                                                        1.1
EBITDA                                                      1.5(c)(ii)
EBITDA Statement                                            1.5(c)(ii)
ERISA                                                       2.12(a)
ERISA Affiliate                                             2.12(d)
Effective Time                                              1.2
End Date                                                    7.1(b)
Environmental Laws                                          2.15(a)
Excess Cash Increment                                       1.5(c)(ii)
Exchange Act                                                2.5
Exchange Agent                                              1.6(a)
Exchange Fund                                               1.6(a)
Excess Cash Increment                                       1.5(c)(ii)
Financial Statements                                        1.5(c)(ii)
GAAP                                                        1.5(c)(ii)
Governmental Entity                                         2.4
HSR Act                                                     2.4
Indemnified Parties                                         5.8(a)
Independent Auditor                                         1.5(c)(iv)
Intellectual Property                                       2.14(a)
IRS                                                         2.9
Knowledge of York                                           2.8
Liens                                                       2.2(b)
Material Adverse Effect                                     2.1(a)

Material Agreement                                          2.3(b)
Matthews                                                    Preamble
Matthews Disclosure Letter                                  Article III
Matthews SEC Documents                                      3.5
Merger                                                      Recitals
Merger Sub                                                  Preamble
Order                                                       5.6(b)
Outstanding Shares                                          1.5(c)(ii)
Patents                                                     2.14(a)
Person                                                      4.1(c)
Proxy Statement                                             2.4
Registered Intellectual Property                            2.14(a)
SEC                                                         2.4
Securities Act                                              2.1(a)
Selected Property Value                                     1.5(c)(ii)
Significant Subsidiary                                      5.1(a)
State and Foreign Approvals                                 2.4
Stockholders Meeting                                        5.3
Subsidiary                                                  2.1(a)
Superior Proposal                                           5.1(a)
Surviving Corporation                                       1.1
Takeover Proposal                                           5.1(a)
Taxes                                                       2.9
Tax Return                                                  2.9
Threshold EBITDA                                            1.5(c)(iii)
Trademarks                                                  2.14(a)
Unusual Charges                                             1.5(c)(ii)
URLs                                                        2.14(a)
Vault Business                                              1.5(c)(ii)
wholly-owned Subsidiary                                     2.1(a)
Worker Safety Laws                                          2.15(a)
York                                                        Preamble
York By-Laws                                                2.1(a)
York Cash                                                   1.5(c)(ii)
York Certificate of Incorporation                           2.1(a)
York Common Stock                                           Recitals
York Disclosure Letter                                      Article II
York Equity Value                                           1.5(c)(ii)
York Intellectual Property                                  2.14(a)
York Leased Property                                        2.27(b)
York Leases                                                 2.27(b)
York Non Plan Options                                       2.2(a)
York Material Contracts                                     2.24
York Multiemployer Plan                                     2.12(d)
York Owned Property                                         2.27(a)
York Permits                                                2.8
York Plan                                                   2.12(d)
York Preferred Stock                                        2.2(a)
York Products                                               2.14(a)
York Real Property                                          2.27(b)


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

York Registered Intellectual Property                       2.14(a)
York Rights                                                 Recitals
York Rights Agreement                                       2.28
York SEC Documents                                          2.5
York Stock Options                                          2.2(a)
York Stock Plans                                            2.2(a)

                          AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER is entered into as of May 24, 2001 (this "AGREEMENT") by and among MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation ("MATTHEWS"), EMPIRE MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Matthews ("MERGER SUB"), and THE YORK GROUP, INC., a Delaware corporation ("YORK") (Matthews, Merger Sub and York being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                             W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Matthews, Merger Sub and York have approved and declared advisable the merger of Merger Sub with and into York (the "MERGER"), upon the terms and conditions set forth herein, whereby each issued and outstanding share of Common Stock of York, par value $.01 per share (the "YORK COMMON STOCK"), together with any associated York preferred stock purchase rights ("YORK RIGHTS"), not owned directly or indirectly by Matthews will be converted into an amount in cash; and

            WHEREAS, the respective Boards of Directors of Matthews and York have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interests of their respective stockholders;

            NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:


THE MERGER
THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into York at the Effective Time (as defined in SECTION 1.2). Following the Merger, the separate corporate existence of Merger Sub shall cease and York shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall continue under the name The York Group, Inc.

EFFECTIVE TIME. Concurrently with the Closing (as defined in SECTION 1.13), Matthews, Merger Sub and York will cause a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of Delaware. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "EFFECTIVE TIME").

EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

CHARTER AND BY-LAWS; BOARD OF DIRECTORS; MANAGEMENT SUCCESSION.

At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided therein or by applicable law; PROVIDED, HOWEVER, that at the Effective Time, the Certificate of Incorporation shall be amended so that the name of the Surviving Corporation shall be "The York Group, Inc." At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the

Effective Time shall be the By-Laws of the Surviving Corporation until changed or amended as provided therein or by applicable law.

From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the board of directors of Merger Sub immediately prior to the Effective Time.

From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Matthews, Merger Sub, York or the holders of any securities of the Constituent Corporations:

All shares of York Common Stock, together with any associated York Rights, that are held in the treasury of York or by any wholly-owned Subsidiary of York and any shares of York Common Stock, together with any associated York Rights, owned by Matthews or by any wholly-owned Subsidiary or Affiliate of Matthews shall be cancelled and no capital stock of Matthews or other consideration shall be delivered in exchange therefor.

Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (c) (i) Each share of York Common Stock, together with any associated York Rights, issued and outstanding immediately prior to the Effective Time (other than shares of York Common Stock referred to in SECTION 1.5(A) hereof and Appraisal Shares as defined in SECTION 1.5(e)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an amount in cash, per share of York Common Stock held, together with any associated York Rights, as determined in SECTION 1.5(C)(II) below.

                  (ii) The calculation of the amount of cash to be paid to the holders of York Common Stock for each share of York Common Stock together with any associated York Rights shall be (x) $10 per share of York Common Stock together with any associated York Rights, plus (y) the Excess Cash Increment (such per share calculation being herein referred to as the "YORK EQUITY VALUE"); PROVIDED, HOWEVER, (i) for the avoidance of doubt, the York Equity Value shall not be less than $10 per share of York Common Stock together with any associated York Rights and (ii) that if York's EBITDA (as defined below) for the nine months ended September 30, 2001 does not at least equal $9.0 million (the "THRESHOLD EBITDA"), then Matthews shall be permitted to terminate this Agreement in accordance with
      SECTION 7.1(J) hereof. Notwithstanding the foregoing, Matthews shall not be required to pay more than $11 per share of York Common Stock.

                  (iii) (A)   As used herein,

   Excess Cash Increment = A - ($6.9 million + B + C + D + E + F + G) + (H + I)
                           ----------------------------------------------------
                                  Outstanding Shares

      Excess Cash Increment shall not be less than zero.

      "A" is "YORK CASH." "YORK CASH" shall mean the total cash and Cash Equivalents of York and its Subsidiaries at October 31, 2001, plus the Selected Property Value. "CASH EQUIVALENTS" shall mean all highly liquid investments of York purchased with original maturities of three months or less. "SELECTED PROPERTY VALUE" shall mean (i) 50% of the aggregate Appraised Value on the following properties of York not sold nor subject to a Pending Contract to sell by York on or before October 31, 2001: Aiken, South Carolina; Portland, Oregon; Lawrenceville, Georgia; Richmond, Indiana (at 111 N. W. "T" Street) and New Orleans, Louisiana (the "SELECTED PROPERTIES"), plus (ii) the agreed upon purchase price for any or all of the Selected Properties that are subject to a Pending Contract for sale. "APPRAISED Value" shall mean the fair market value of such properties held for sale, determined as soon as practicable after the date hereof, but in no event determined later than October 31, 2001, by a certified real estate appraisal firm selected by Matthews, using appraisal criteria determined by the appraisal firm and reasonably acceptable to Matthews and York, including consideration of environmental issues with respect to such properties, and "PENDING CONTRACT" shall mean a standard contract for sale of real estate in the applicable jurisdiction with respect to which the contingency period has expired or which does not contain a contingency period of more than 60 days.

      "B" is "PRESENT VALUE ENVIRONMENTAL REMEDIATION COSTS." "PRESENT VALUE ENVIRONMENTAL REMEDIATION COSTS" shall mean the present value cost (discounted at 7.5%) of the Environmental Remediation Costs which are not paid on or before October 31, 2001. "ENVIRONMENTAL REMEDIATION COSTS" shall mean the estimated remediation costs to meet applicable environmental clean-up requirements and to conduct any ongoing environmental monitoring and maintenance activities for the following locations: Anniston, Alabama, West Point, Mississippi and Lynn, Indiana, with such costs to be determined as follows:

        (1) York shall, at York's expense, engage an environmental consulting company to perform a limited Phase II subsurface environmental investigation of the three sites consistent with a scope of work, which was proposed by Matthews and approved by York before the date of this Agreement ("LIMITED PHASE II INVESTIGATION"). York and Matthews have preapproved RMT, Inc. ("RMT") to perform the Limited Phase II Investigation. RMT or, if both York and Matthews approve, another environmental consulting company ("CONTRACTOR"), shall be instructed to perform its work so as to reach a probable-cost estimate or a range of estimates in accordance with (i) the provisions herein and (ii) the scope of work, including specifically to produce a range of estimates (if necessary) with a confidence range of plus or minus $1 million as provided for in subsection (4) below. York will allow Matthews or its representatives to observe the Limited Phase II Investigation at all three sites and shall provide Matthews with copies of all field notes, boring logs and analytical data within a reasonable time after receipt and prior to the preparation of the Phase II Report. York shall authorize Contractor to discuss its work with Matthews or its representatives if York's representatives participate in such discussions.

        (2) York shall use commercially reasonable efforts to cause the Limited Phase II Investigation to be completed, and a report regarding the same to be issued, on or before July 15, 2001 ("Phase

        II Report"). The Phase II Report will contain recommendations for additional investigation and/or remediation, if appropriate. York will consider, in good faith, reasonable comments by Matthews or its representatives on the draft Phase II Report before finalizing.

        (3) Based upon the Limited Phase II Investigation, the Phase II Report shall include a probable-cost estimate (on a facility specific basis) of costs to conduct remediation activities necessary (if any) to address the presence of contaminants in soil and/or groundwater at each of the facilities in concentrations greater than permitted for commercial/industrial property under applicable Environmental Laws, as revealed by the Limited Phase II Investigation. The probable-cost estimate shall be based upon the lowest cost methods for investigation, remediation, removal, corrective action, containment and/or monitoring permitted by applicable Environmental Laws and to minimize liability under Environmental Laws. It is understood that any required corrective action may include the use of risk-based remedies (including without limitation natural attenuation remedies), institutional and/or engineering controls or deed restrictions, if such remedies or controls have been approved or accepted by the relevant state agency in similar situations and provided that such remedies or controls do not unreasonably restrict or interfere with the current use of the facility. It is further understood that the probable-cost estimate shall include all investigation, remediation, removal, corrective action, containment and/or monitoring requirements of applicable state or federal environmental agencies.

        (4) If Contractor's probable-cost estimate for any of the three facilities cannot be refined to an estimate with a confidence range of plus or minus $1 million (e.g. $1-3 million) after the Limited Phase II Investigation, then York and Matthews will cooperate with Contractor to approve such additional investigation by Contractor at any of the three facilities as will facilitate the refinement of the probable-cost estimate to an estimate with a confidence range of plus or minus $1 million. Such additional investigation shall be at York's expense and shall be completed on or before August 31, 2001 or such later date as the parties may agree upon; provided that a final characterization report and probable-cost estimate with a confidence range of plus or minus $1 million must be delivered by Contractor to York and Matthews no later than September 30, 2001. York will allow Matthews or its representatives to observe any additional investigation and shall provide Matthews with copies of all field notes, boring logs and analytical data within a reasonable time after receipt and prior to the preparation of the final characterization report. York shall authorize contractor to discuss its work with Matthews or its representatives if York's representatives participate in such discussions. Subject to Subsection (5), Environmental Remediation Costs for any given facility shall be the midpoint of any probable cost estimate range for such facility that meets the requirements of this Subsection (4) (e.g. with a $1-3 million range, midpoint would be $2 million). Environmental Remediation Costs for all three facilities shall be the aggregate midpoints of such ranges, which meet the requirements of this subsection
        (4).

        (5) If the midpoint of the probable-cost estimate for any one facility is equal to or less than $100,000, then the Environmental Remediation Cost for such facility shall be deemed to be zero. Without giving effect to the preceding sentence, if the aggregate midpoints of the probable-cost estimates for all three facilities, in the aggregate, is less than or equal to $300,000, then the Environmental Remediation Cost for all three facilities shall be deemed to be zero.

If as a result of the Limited Phase II Investigation, York must commence remediation activities before the Closing Date to comply with applicable Environmental Laws, York and Matthews agree to reasonably cooperate with respect to such activities, and Matthews will identify the name and contact information for a person representing Matthews who will coordinate with York, and if desired, provide comment regarding the scope, timing, and performance of such activities.

"C" is the premium not paid on or before October 31, 2001 for cost cap coverage from AIG or a similarly rated insurance company for each facility having a probable-cost estimate exceeding $100,000 so that the parties may protect against actual costs of remediation at such facility exceeding the amount of the Environmental Remediation Costs applicable to such facility. In determining the Insurance Premium, the policy shall have (a) a self-insured retention/deductible equal to the Environmental Remediation Costs for each facility having a probable-cost estimate exceeding $100,000, (b) limits of liability equal to 100% of the Environmental Remediation Costs for each facility having a probable-cost estimate exceeding $100,000, and (c) a policy term of 10 years, unless a shorter or longer remediation period is applicable, in which case the term shall not be shorter than the projected remediation period. If cost cap coverage meeting the specifications set forth herein cannot be bound by York despite York's commercially reasonable efforts to do so on or before October 31, 2001 (it being understood that York shall have no obligation to purchase such insurance if the premium exceeds 25% of the Environmental Remediation Costs), then cost cap coverage need not be procured and for purposes of the Excess Cash Increment calculation, the premium shall be deemed to be 25% of the Environmental Remediation Costs with respect to such facilities for which such cost cap coverage has not been obtained.

      "D" is the legal, accounting, environmental consulting and investment banking fees and expenses incurred or accrued by York and its Subsidiaries on or before October 31, 2001 in connection with this Agreement and closing the Merger (and not yet paid), or are reasonably anticipated by York to be incurred by York prior to the Closing.

      "E" is the costs of settling, cashing out or causing to be cancelled all York Stock Options not exercised on or before October 31, 2001 and Deferred Stock (as defined in Section 1.5(d)), as determined in accordance with the formula set forth in EXHIBIT 1.5(X) less, in the case of York Stock Options, any exercise price to be paid to York by the optionee (but for avoidance of doubt not decreased by any unpaid cash accruals under the Director Deferral Plan (as defined in Section 1.5(d)) or York's Non-Qualified Deferred Compensation Plan).

      "F" is the amount by which Adjusted Working Capital is greater that $13.2 million or less than $10.2 million on October 31, 2001. If Adjusted Working Capital as of October 31, 2001 is greater than $13.2 million, the excess amount shall be a negative number and have the effect of increasing the Excess Cash Increment, but if the Adjusted Working Capital as of October 31, 2001 is less than $10.2 million, the deficiency shall be a positive number and have the effect of decreasing the Excess Cash Increment. "ADJUSTED WORKING CAPITAL" shall mean the difference between (a) the sum of (1) trade accounts and notes receivable (net of allowance for doubtful accounts), (2) inventory, (3) pre-paid expenses, (4) deferred tax amount, (5) income tax receivable, (6) assets held for sale, (7) other current assets, (8) any amounts which are reflected in Adjusted Working Capital and are being deducted from the Excess Cash Increment calculation pursuant to letters "D" and "E" above and (9) any indemnity to which York would be entitled under the Purchase Agreements (as defined herein), but which has not been paid due to the Basket Amount provided for in Section 5.03(b)(ii) of the Stock Purchase Agreement or the Asset Purchase Agreement (as such agreements are defined herein) or for any other reason and (b) the sum of
(1) accounts payable, (2) accrued expenses and (3) other current liabilities, and specifically excluding any calculation of cash, Cash Equivalents or Funded Indebtedness, all determined in accordance with generally accepted accounting principles ("GAAP") applied consistently with the audited financial statements (the "FINANCIAL STATEMENTS") of York as of December 31, 2000. The foregoing notwithstanding, Adjusted Working Capital shall not be reduced by any decreases in York's assets, liabilities or financial position resultant from or arising out of claims for indemnification under the Purchase Agreements.

      "G" is all funded indebtedness, and any capitalized lease obligations first incurred after the date of this Agreement, of York and its Subsidiaries ("Funded Indebtedness") on October 31, 2001.

      "H" is any cash paid for severance, retention, transition or integration costs to the extent that York and Matthews agree to the same in a writing referring to this Section 1.5(c)(ii) and/or the Excess Cash Increment.

      "I" is any indemnity to which York would be entitled under the Asset Purchase Agreement dated concurrently herewith among Matthews, Empire Stock Corp., York, York Bronze Company and OMC Industries, Inc. (the "ASSET PURCHASE AGREEMENT"), the Stock Purchase Agreement by and between Matthews, Empire Stock Corp. and York dated concurrently herewith (the "STOCK PURCHASE AGREEMENT") and any other document related thereto (together with the Stock Purchase Agreement and the Asset Purchase Agreement, the "PURCHASE AGREEMENTS"), but which has not been paid due to the Basket Amount provided for in Section 5.03(b)(ii) of the Stock Purchase Agreement or the Asset Purchase Agreement or for any other reason.
"Outstanding Shares" shall mean the total number of shares of York Common Stock outstanding on October 31, 2001.

Neither York Cash nor Excess Cash Increment will be reduced by any decreases in York's Cash or Cash Equivalents resulting from or arising out of claims for indemnification under the Purchase Agreements. For the avoidance of doubt, York has not agreed at this time and is not obligated under this Agreement or any of the Purchase Agreements to pay any transition or integration costs.

            (B) As used herein, "EBITDA" shall mean the York net income for the nine months ended September 30, 2001 as shown in the Financial Statements of York filed with York's September 30, 2001 Form 10-Q Report, (i) plus interest, taxes, depreciation and amortization for such nine month period as shown in such Financial Statements of York, (ii) plus any Unusual Charges for such nine month period (as defined below), (iii) less any Non-recurring Gains during such nine month period (as defined below), (iv) and including a pro forma adjustment to remove the EBITDA effect for such nine month period of the Bronze Business, the Selected Properties, the Vault Business, and all other businesses, assets and properties disposed of or discontinued by York on or after January 1, 2001. As used herein, "UNUSUAL CHARGES" shall mean (w) any legal, accounting, investment banking, proxy solicitation and printing fees, costs and expenses, incurred in conjunction with this Agreement and the Purchase Agreements and closing the Merger and the transactions contemplated by the Purchase Agreements, (x) legal, accounting, investment banking, proxy solicitation, printing and other fees, costs, expenses and charges incurred in evaluating and responding to the proposals, offers and communications of stockholders and other potential strategic or financial partners, acquirors or investors plus those incurred in conjunction with York's credit facilities and refinancing efforts, (y) any transition, integration, consolidation, severance and retention fees, costs and expenses incurred in conjunction with this Agreement and closing the Merger and determined in accordance with GAAP, and (z) any other items of a non-recurring nature (whether or not related to this Agreement or closing the Merger, such as plant closing expenses or environmental costs of a non recurring nature) accruing during 2001 (and determined in accordance with GAAP). For avoidance of doubt with respect to subsection
      (y) of the immediately preceding sentence, York has not agreed at this time and is not obligated under this Agreement or any of the Purchase Agreements to pay any transition, integration and consolidation fees, costs and expenses. As used herein, "NON-RECURRING GAINS" shall mean any gain (or loss) on the sale or other disposition, except for any sales or dispositions in the ordinary course of the business of York and its Subsidiaries at the time of such disposition, of any fixed assets or business units (determined in accordance with GAAP). The foregoing notwithstanding, EBITDA shall not be reduced by any decreases in York's assets, liabilities or financial position resultant from or arising out of claims for indemnification under the Purchase Agreements.

            (C) As used herein, "BRONZE BUSINESS" shall mean the bronze business discontinued by York prior to the date hereof and the business conducted by York's York Bronze, Inc. and OMC Industries, Inc. subsidiaries sold to Matthews pursuant to the Stock Purchase Agreement.

            (D) As used herein, "VAULT BUSINESS" shall mean the business being sold by York pursuant to the Asset Purchase Agreement dated May 2, 2001 between Doric Products, Inc. and York.

                  (iv) As promptly as practicable after September 30, 2001 (but in no event later than November 12, 2001), York will deliver to Matthews a statement of EBITDA as of September 30, 2001 (the "EBITDA STATEMENT"). As promptly as practicable after September 30, 2001 (but in no event later than October 31, 2001), York will deliver to Matthews a Statement of Adjusted Working Capital as of September 30, 2001 (the "September Adjusted Working Capital Statement"). The Adjusted Working Capital Statements (as defined below) and the EBITDA Statement will be prepared in accordance with GAAP, applied consistently with the Financial Statements of York as of December 31, 2000, and subjected to the Agreed-Upon Procedures to be performed by Arthur Andersen LLP.

            As promptly as practicable after October 31, 2001 (but in no event later than November 19, 2001), York will deliver to Matthews a Statement of Adjusted Working Capital as of October 31, 2001 (the "October Adjusted Working Capital Statement and together with the September Adjusted Working Capital Statement, the "Adjusted Working Capital Statements"). Such October Adjusted Working Capital Statement will be prepared on a basis consistent in all material respects with the September Adjusted Working Capital Statement. Matthews shall cause such October Adjusted Working Capital Statement to be reviewed by PricewaterhouseCoopers LLP prior to November 27, 2001.

            As used herein, "AGREED-UPON PROCEDURES" shall mean the assumptions and determinations used to calculate EBITDA and Adjusted Working Capital which are described as Exhibit 1.5(y) hereto to be used by York and York's auditors in preparing the Adjusted Working Capital Statements and the EBITDA Statement.

                  (v) If Matthews objects to the Adjusted Working Capital Statements or the EBITDA Statement by November 27, 2001, and Matthews and York are unable to resolve such objections by November 30, 2001, then all disagreements will be submitted for resolution to Arthur Andersen LLP (the "INDEPENDENT AUDITOR"). The Independent Auditor will have up to 10 days after its appointment to resolve the disputes submitted to it. The Adjusted Working Capital Statements and the EBITDA Statement, either as agreed to by Matthews and York or as adjusted by the Independent Auditor pursuant to the preceding sentence, will be final and binding. The fees and expenses of the Independent Auditor will be shared equally by Matthews and York.

Immediately prior to the Effective Time, York shall settle, cash out or cause to be cancelled all York Stock Options (as defined in Section 2.2(a)) and any shares of Common Stock which have been deferred ("Deferred Stock") pursuant to the York Non-Employee Director Cash and Equity Compensation Plan (the "Director Deferral Plan"), such that all York Stock Options and rights to Deferred Stock are terminated prior to the Effective Time. For the avoidance of doubt, Matthews shall not be required to pay for, as part of the Merger Consideration, any Deferred Stock, and any York Stock Options which are not vested and exercised prior to October 31, 2001.

Notwithstanding any portion of this Agreement to the contrary, any shares of York Common Stock, together with any associated York Rights, held by a holder who has demanded and perfected appraisal rights for such shares permitted by and in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("APPRAISAL SHARES") shall not be converted into or represent a right to receive, pursuant to SECTION 1.5(C), cash, but the holder thereof shall only be entitled to receive such rights as granted by the DGCL.

Notwithstanding the foregoing, if any holder of shares of York Common Stock, together with any associated York Rights, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares, together with any associated York Rights, shall automatically be converted into and represent only the right to receive, as provided in SECTION 1.5(C), cash with no interest thereon upon surrender of the certificate formally representing such shares.

York will give Matthews prompt notice of its receipt of any written demands for purchase of any shares of York Common Stock, together with any associated York Rights, together with copies of such demands. York shall permit Matthews to participate in all negotiations and proceedings with respect to demands for purchase of any shares of York Common Stock, together with any associated York Rights, as may be demanded under the DGCL.

MATTHEWS TO MAKE CONSIDERATION AVAILABLE. (a) EXCHANGE OF CERTIFICATES. Matthews shall authorize First Chicago Trust Company of New York (or such other person or persons as shall be reasonably acceptable to Matthews and York) to act as the depository and exchange agent hereunder (the "EXCHANGE AGENT"). Prior to the Effective Time, Matthews shall deposit with the Exchange Agent, and in trust for the holders of shares of York Common Stock, together with any associated York Rights, converted in the Merger, via wire transfer in immediately available funds cash sufficient to make all payments as required pursuant to Section 1.5(c) (the "EXCHANGE FUND"). The Exchange Agent shall deliver the cash contemplated to be issued pursuant to SECTION 1.5(C) out of the Exchange Fund.

            (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of York Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for cash, pursuant to SECTION 1.5(C). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash, pursuant to SECTION 1.5(C), and any Certificate so surrendered shall forthwith be cancelled.

TRANSFER TAXES; WITHHOLDING. If any cash is to be paid to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfers or other taxes required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Matthews or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Matthews or the Exchange Agent is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the "CODE") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Matthews or the Exchange Agent and paid to the appropriate authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Matthews or the Exchange Agent.

RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of York for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Matthews and the Surviving Corporation for payment of their claim for cash pursuant to
SECTION 1.5(C). Neither Matthews, the Exchange Agent nor the Surviving Corporation shall (absent manifest error) be liable to any former holder of York Common Stock for any cash held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

NO FURTHER OWNERSHIP RIGHTS IN YORK COMMON STOCK. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of York Common Stock, together with any associated York Rights, represented by such Certificates.

CLOSING OF YORK TRANSFER BOOKS. At the Effective Time, the stock transfer books of York shall be closed and no transfer of shares of York Common Stock, together with any associated York Rights, shall thereafter be made on the records of York. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Matthews, such Certificates shall be cancelled and exchanged as provided in this ARTICLE I.

LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Matthews or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Matthews or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash pursuant to SECTION 1.5(C).

FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible), which is expected to be on or about November 30, 2001, or at such other time and place as Matthews and York shall agree; PROVIDED, HOWEVER, that in no event shall the Closing take place prior to November 27, 2001 or later than the End Date (as defined in SECTION 7.1(B)).


REPRESENTATIONS AND WARRANTIES OF YORK

            Except as disclosed in York's filings with the Securities and Exchange Commission, the letter delivered to Matthews concurrently herewith and designated therein as the York Disclosure Letter (the "YORK DISCLOSURE LETTER") or the Disclosure Schedules to the Purchase Agreements, York hereby represents and warrants to Matthews and Merger Sub as follows:

CORPORATE ORGANIZATION. (a) York is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. York has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on York. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to York or Matthews, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby, except to the extent resulting from, related to or otherwise arising by virtue of (u) noncompliance with Environmental Laws by York, its Subsidiaries or their Affiliates, agents or predecessors, with the exception of an intentional misrepresentation of Section
2.15 which to York's knowledge would reasonably be expected to have a Material Adverse Effect, (v) with respect to each party, the effect of any event, occurrence, fact, condition, change, development or effect that is set forth in this Agreement or in the York Disclosure Letter, (w) with respect to each party, the effect of any other transaction or transactions with respect to which such party or its Affiliates, prior to the date hereof, has announced (generally or specifically) its intention to investigate, evaluate or consummate, (x) with respect to York, the effect of the public announcement or pendency of the transactions contemplated hereby on current customers or revenues of York or the effect of the announcement or pendency of any other agreement, agreements, transaction or transactions among any of the parties hereto, among any of their Affiliates, or among any party hereto and any Affiliate of a party hereto (each a "CONSTITUENT AGREEMENT", (y) with respect to each party, any changes in general, local, regional, state, United States or global economic or political conditions or (z) with respect to each party, any changes affecting the industry or industries generally in which such party operates. As used in this Agreement, the word "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which York or Matthews, as the case may be (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity or person performing similar functions, or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT")). True and complete copies of the Certificate of Incorporation (the "YORK CERTIFICATE OF INCORPORATION") and by-laws of York (the "YORK BY-LAWS"), as in effect as of the date of this Agreement, have previously been made available by York to Matthews.

            (b) Each York Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on York and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted except as would not reasonably be expected to have a Material Adverse Effect on York.

            (c) The minute books of each of York and the York Subsidiaries accurately reflect in all material respects all material corporate actions held or taken since January 1, 1998 of its respective stockholders and respective boards of directors (including committees of the board of directors of York) except as would not reasonably be expected to have a Material Adverse Effect on York.

            Section 1.1. CAPITALIZATION. (a) As of December 31, 2000, the authorized capital stock of York consists of (i) 25,000,000 shares of York Common Stock, of which 8,940,950 shares were issued and outstanding and 0 shares were held in treasury, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of York (the "YORK PREFERRED STOCK"), 100,000 of which shares have been designated as the Series A Junior Participating Preferred Stock, par value $.01 per share, in connection with the York Rights Agreement and none of which, as of the date hereof, are issued and outstanding. All of the issued and outstanding shares of York Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. As of the date of this Agreement, except (i) pursuant to the terms of options issued pursuant to the 1990 Stock Incentive Plan (the "1990 PLAN"), the 1991 Stock Incentive Plan (the "1991 Plan"), the 1996 Employee Stock Option Plan (the "1996 PLAN"), and the 1996 Independent Director Stock Option Plan (the "1996 DIRECTOR PLAN"; together with the 1990 Plan, the 1991 Plan and the 1996 Plan, the "YORK STOCK PLANS"), (ii) York Rights under the York Rights Agreement, (iii) as contemplated in any Constituent Agreement, and (iv) as contemplated hereby, York does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of York Common Stock or any other equity securities of York or any securities representing the right to purchase or otherwise receive any shares of York Common Stock or York Preferred Stock. As of the date of this Agreement, no shares of York Common Stock or York Preferred Stock are reserved for issuance, except for (A) 822,608 shares of York Common Stock reserved for issuance upon exercise of stock options granted pursuant to the York Stock Plans (the "YORK STOCK OPTIONS") and (B) 100,000 shares of York Preferred Stock reserved for issuance in connection with the York Rights Agreement. Since March 31, 2001, York has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of York Stock Options granted prior to such date. York has previously provided Matthews with a list of the option holders, the date of each option to purchase York Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable York Stock Plan. In no event will the aggregate number of shares of York Common Stock outstanding at the Effective Time exceed the number specified in SECTION 2.2(A) of the York Disclosure Letter.

            (d) York owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the York Subsidiaries as set forth in SECTION 2.2(B) of the York Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("LIENS") other than as set forth in SECTION 2.2(B) of the York Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. No York Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

AUTHORITY; NO VIOLATION. (a) Subject to obtaining stockholder approval, York has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and declared advisable by the board of directors of York. The board of directors of York has directed that this Agreement and the transactions contemplated hereby be submitted to York's stockholders for adoption at the Stockholders Meeting (as defined in SECTION 5.3) and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of York Common Stock, no other corporate proceeding on the part of York is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by York and (assuming due authorization, execution and delivery by Matthews and Merger Sub of this Agreement) constitutes a valid and binding obligation of York, enforceable against York in accordance with its terms.

            (b) Subject to obtaining stockholder approval, neither the execution and delivery of this Agreement by York nor the consummation by York of the transactions contemplated hereby, nor compliance by York with any of the terms or provisions hereof, will (i) violate any provision of the York Certificate of Incorporation or the York By-Laws or (ii) assuming that the consents and approvals referred to in SECTION 2.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to York or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of York or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("MATERIAL AGREEMENT") to which York or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on York.

CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") and any filings required under foreign laws regulating competition, investment or exchange controls, (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices as listed in SECTION 2.4 of the York Disclosure Letter (the "STATE AND FOREIGN APPROVALS"), (iii) for the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT"), (iv) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for the approval of this Agreement by the requisite vote of the stockholders of York,
(vi) those consents listed in SECTION 2.4 of the York Disclosure Letter and
(vii) consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on York, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY") or with any third party are necessary in connection with (A) the execution and delivery by York of this Agreement, and (B) the consummation by York of the Merger and the other transactions contemplated by this Agreement.

SEC DOCUMENTS AND OTHER REPORTS. Except as would not have a Material Adverse Effect on York, York has filed all required documents with the SEC since January 1, 1998 (the "YORK SEC DOCUMENTS"). As of their respective dates, the York SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as the case may be, and, at the respective times they were filed, none of the York SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as would not have a Material Adverse Effect on York, the consolidated financial statements (including, in each case, any notes thereto) of York included in the York SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of York and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the York SEC Documents or as required by GAAP, York has not, since December 1, 2000, made any material change in the accounting practices or policies applied in the preparation of its financial statements.

PROXY STATEMENT. None of the information to be supplied by York for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            If at any time prior to the Effective Time any event with respect to York, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an appropriate supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of York. The Proxy Statement will comply (with respect to York) as to form in all material respects with the provisions of the Exchange Act.

            Section 1.2. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the York SEC Documents filed prior to the date of this Agreement, except as set forth in Section 2.7 of the York Disclosure Letter or except as contemplated in any Constituent Agreement, since December 31, 2000, (A) York and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on York, (B) York and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on York, (C) there has been no change in the capital stock of York and no dividend or distribution of any kind declared, paid or made by York on any class of its stock, (D) there has not been (y) any granting by York or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by York or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer and (E) York and its Subsidiaries have not prepared or filed any Tax Return (as defined in SECTION 2.9) inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods. Set forth in SECTION 2.7 of the York Disclosure Letter is a description of any changes between December 31, 2000 and the date of this Agreement (excluding any intervening fluctuations between such dates) to the amount and terms of the indebtedness of York and its Subsidiaries as described in York's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of York or any of its Subsidiaries with a principal amount not in excess of $100,000).

            Section 1.3. PERMITS AND COMPLIANCE. Each of York and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for York or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "YORK PERMITS"), except where the failure to have any of the York Permits would not, individually or in the aggregate, have a Material Adverse Effect on York, and, as of the date of this Agreement, no suspension or cancellation of any of the York Permits is pending or, to the Knowledge of York, threatened, except where the suspension or cancellation of any of the York Permits, individually or in the aggregate, would not have a Material Adverse Effect on York. Except as set forth in SECTION 2.8 of the York Disclosure Letter and assuming the filings, notices, approvals and consents referred to in Section 2.4 are duly obtained, neither York nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over York or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on York. "KNOWLEDGE OF YORK" means the actual knowledge, after reasonable inquiry, of the individuals identified in SECTION 2.8 of the York Disclosure Letter.

            Section 1.4. TAX MATTERS. Except as otherwise set forth in SECTION
2.9 of the York Disclosure Letter, (i) York and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on York; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) York and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on York; (iv) neither York nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) for tax years prior to 1998 relating to federal and state income Taxes have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending;
(vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; and (viii) neither York nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. For purposes of this Agreement: (i) "TAXES" means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            Section 1.5. ACTIONS AND PROCEEDINGS. Except as set forth in the York Disclosure Letter or in the York SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving York or any of its Subsidiaries, or against or involving any of the directors, officers or employees of York or any of its Subsidiaries, as such, any of its or their properties, assets or business or any York Plan that, individually or in the aggregate, would have a Material Adverse Effect on York. Except as set forth in
SECTION 2.10 of the York Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of York, threatened against or involving York or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any York Plan that, individually or in the aggregate, would have a Material Adverse Effect on York. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge or York, threatened against or affecting York or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

            Section 1.6. CERTAIN AGREEMENTS. Except as set forth in SECTION 2.11 of the York Disclosure Letter, neither York nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement.

            Section 1.7. ERISA. (a) SECTION 2.12(A)(X) of the York Disclosure Letter contains a list of each York Plan. With respect to each York Plan, York has made available to Matthews a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such York Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such York Plan, (iv) the most recent summary plan description for each York Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a York Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any York Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each York Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on York. Except as set forth in
SECTION 2.12(A)(Y) of the York Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any York Plan which could result in liability to York,
(ii) neither York nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any York Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and
(iii) no action has been taken, or is currently being considered, to terminate any York Plan subject to Title IV of ERISA.

            (b) There has been no failure to make any contribution or pay any amount due to any York Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no York Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

            (c) With respect to York Plans, no event has occurred and, to the Knowledge of York, there exists no condition or set of circumstances in connection with which York or any of its ERISA Affiliates would be subject to any liability under the terms of such York Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on York. Except as listed on SECTION 2.12(C) of the York Disclosure Letter, all York Plans that are intended to be qualified under
SECTION 401(A) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on SECTION 2.12(C) of the York Disclosure Letter, there is no reason why any York Plan is not so qualified in operation. Neither York nor any of its ERISA Affiliates has been notified by any York Multiemployer Plan that such York Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such York Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither the termination of any York Multiemployer Plan nor the complete or partial withdrawal by YORK or any of its ERISA Affiliates from any York Multiemployer Plan would result in any liability of York or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on York. Except as set forth in
SECTION 2.12(C) of the York Disclosure Letter, neither York nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title 1 of ERISA.

            (d) As used in this Agreement, (i) "YORK PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a York Multiemployer Plan (as hereinafter defined)), a "welfare plan"

(as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by York or any of its ERISA Affiliates or as to which York or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA), (ii) "YORK MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which York or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA AFFILIATE" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

            (e) SECTION 2.12(E) of the York Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of York and each ERISA Affiliate, (ii) severance programs and policies of York with or relating to its employees and (iii) plans, programs, agreements and other arrangements of York with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $50,000. York has provided to Matthews a true and complete copy of each of the foregoing.

            (f) Except as otherwise provided in SECTION 2.12(F) of the York Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any York Plan nor obligate any of York, the Surviving Corporation or Matthews to provide any current or former officer, director or employee of York or any of its Subsidiary with severance pay, unemployment compensation or similar payment.

            Section 1.8. LABOR MATTERS. Except as disclosed in SECTION 2.13 of the York Disclosure Letter, (i) neither York nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by York or any of its Subsidiaries as an exclusive bargaining representative for employees of York or any of its Subsidiaries, (ii) neither York nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, and (iii) to the Knowledge of York there is no pending, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its
Subsidiaries: except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on York.

            Section 1.9. INTELLECTUAL PROPERTY. (a) For the purposes of this Agreement, the following terms have the following definitions:

            "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet (collectively, "DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor

(collectively, "TRADEMARKS"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable). The foregoing notwithstanding, generally available commercial software shall be excluded from the meaning of Intellectual Property. "YORK INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, York or any of its Subsidiaries, excluding any Intellectual Property that is the subject of any Constituent Agreement.

            "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority. "YORK REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, York or any of its Subsidiaries.

            "YORK PRODUCTS" means all current versions of products or service offerings of York or any of its Subsidiaries.

            (b) Except as disclosed in SECTION 2.14 of the York Disclosure Letter, no York Intellectual Property or York Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by York or any of its Subsidiaries, or which may affect the validity, use or enforceability of such York Intellectual Property or York Product, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on York.

            (c) Each item of York Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such York Registered Intellectual Property have been made an all necessary documents, recordations and certificates in connection with such York Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such York Registered Intellectual Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on York.

            (d) Except as disclosed in SECTION 2.14 of the York Disclosure Letter or as would not have a Material Adverse Effect on York, York owns and has good and exclusive title to, each material item of York Intellectual Property, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and York is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of York including the sale of any products or the provision of any services by York. Without limiting the foregoing, (i) York owns exclusively, and has good title to, all copyrighted works that are York Products or which York or any of its Subsidiaries otherwise purports to own and (ii) except as, individually or in the aggregate, could not reasonable be expected to have a Material Adverse Effect on York, to the extent that any Patents would be infringed by any York Products, York or any of its Subsidiaries is the exclusive owner of such Patents.

            (e) Except as would not have a Material Adverse Effect on York, neither York nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is York Intellectual Property, to any third party, or knowingly permitted York's or such Subsidiary's rights in such York Intellectual Property to lapse or enter the public domain.

            (f) SECTION 2.14 of the York Disclosure Letter lists all contracts, licenses and agreements to which York and each of its Subsidiaries is a party and that remain in effect: (i) with respect to York Intellectual Property licenses or transferred to any third party resulting in, or which may result in, annual payments of $50,000 or more to York; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to York.

            (g) The operation of the business of York as such business currently is conducted, including (i) York's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of York (including York Products) and (ii) York's use of any product device or process, to its Knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

            (h) York has not received written notice from any third party that the operation of the business of York or any act, product or service of York, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except (i) as disclosed in SECTION 2.14 of the York Disclosure Letter and (ii) as could not reasonably be expected to have a Material Adverse Effect on York.

            (i) No person has infringed or is infringing or misappropriating any York Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect on York.

            Section 1.10. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in SECTION 2.15 of the York Disclosure Letter, the properties, assets and operations of York and its Subsidiaries (i) are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "WORKER SAFETY LAWS") and relating to the protection, regulation and clean-up of the indoor and outdoor environment , including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "ENVIRONMENTAL LAWS"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on York; and (ii) to the Knowledge of York, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or present conditions, circumstances, activities, practices or incidents of York or its Subsidiaries, that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, or would not have, a Material Adverse Effect on York.

            (b) To the Knowledge of York, except as disclosed in SECTION 2.15 of the York Disclosure Letter, York and its Subsidiaries, and their respective predecessors, have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, would not have a Material Adverse Effect on York. Except as disclosed in SECTION 2.15 of the York Disclosure Letter, York and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants that was in violation of Environmental Laws, other than any such violation, release, discharge or emission that, individually or in the aggregate, would not have a Material Adverse Effect on York.

            (c) With respect to York and its Subsidiaries, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that are disclosed in SECTION 2.15 of the York Disclosure Letter or that, individually or in the aggregate, would not have a Material Adverse Effect on York.

            Section 1.11. INSURANCE. York and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

            Section 1.12. REQUIRED VOTE OF YORK STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of York Common Stock is required to adopt this Agreement. No other vote of the stockholders of York is required by law, the York Certificate of Incorporation or the York By-Laws or otherwise in order for York to consummate the Merger and the transactions contemplated by this Agreement.

            Section 1.13. STATE TAKEOVER LAWS. The board of directors of York has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of directors of York) necessary to exempt York, its Subsidiaries and affiliates, the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the DGCL. To the knowledge of York, no other state takeover statutes are applicable to the Merger, this Agreement, or the transactions contemplated hereby.

Section 1.14. OPINION OF FINANCIAL ADVISOR. York has received the written opinion of Houlihan Lokey Howard & Zukin, dated the date hereof, to the effect that, as of the date hereof the consideration to be received by the York stockholders is fair from a financial point of view, a copy of which opinion has been delivered to Matthews.

            Section 1.15. BROKER'S FEES. Neither York nor any York Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement other than the fixed fee paid Houlihan Lokey Howard & Zukin with respect to its engagement by York and the fairness opinion delivered by it.

            Section 1.16. DISCLOSURE. To the Knowledge of York, York has made available to Matthews true and complete copies of all agreements, instruments and other documents requested by Matthews, its counsel and its financial advisor in connection with their legal and financial review of York and its Subsidiaries.

            Section 1.17. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of York, neither York, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any York funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

            Section 1.18. MATERIAL CONTRACTS. There have been made available to Matthews, its affiliates and their representatives true and complete copies of all of the following contracts to which York or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "YORK MATERIAL CONTRACTS"): (i) contracts with any current officer or director of York or any of its Subsidiaries; (ii) contracts for the sale of any of the material assets of York or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of York or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with York or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments which, in the reasonable opinion of York, are material to York or any of its Subsidiaries. Except as set forth in SECTION 2.23 of the York Disclosure Letter or, individually or in the aggregate as could not reasonably be expected to have a Material Adverse Effect on York, all of the York Material Contracts are in full force and effect and are the legal, valid and binding obligation of York or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in SECTION 2.23 of the York Disclosure Letter, neither York nor any Subsidiary is in default under any York Material Contract no is any other party to any York Material Contract in default thereunder except, in each case, for those defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on York.

            Section 1.19. WARRANTIES. The accrual for warranty related expenses as of December 31, 2000 reported in York's audited financial statement contained in York's Form 10-K for the year ended December 31, 2000, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by York or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Neither York nor its Subsidiaries have agreed to provide any express product or service warranties other than standard warranties, the terms of which have been provided to Matthews and identified as York's standard warranties.

            Section 1.20. RESTRICTIONS ON BUSINESS ACTIVITIES. Excepting the Constituent Agreements and the Vault Agreement, there is no agreement, commitment, judgment, injunction, order or decree binding upon York or to which York is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of York, any acquisition of property by York or the conduct of business by York as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on York.

            Section 1.21. REAL PROPERTY. (a) SECTION 2.26 of the York Disclosure Letter lists each parcel of real property owned in fee by York or any of its Subsidiaries (the "YORK OWNED PROPERTY"). York or its applicable Subsidiary has good and indefeasible title in and to all of the York Owned Property, subject to no Liens that would have a Material Adverse Effect on York or materially impair York's rights to or ability to use any such property, except as described on
SECTION 2.26(A) of the York Disclosure Letter.

            (b) SECTION 2.26(B) of the York Disclosure Letter sets forth a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "YORK LEASES") for real property (the "YORK LEASED PROPERTY"; the York Owned Property and the York Leased Property collectively the "YORK REAL PROPERTY") to which York or any of its subsidiaries is a party. York or its applicable Subsidiary has a valid leasehold interest in and to all of the York Leased Property, subject to no Liens except as described in SECTION 2.26(B) of the York Disclosure Letter. Each York Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition on the part of York which, with the giving of notice, the passage of time or both, could become a default under any York Lease in any case, that would have a Material Adverse Effect on York or impair York's rights to or ability to use any such property. York has previously delivered to Matthews true and complete copies of all of the York Leases. Except as described on SECTION 2.26(B) of the York Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any York Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on York or materially impair York's right to or ability to use any such property.

Section 1.22. RIGHTS PLAN. York has amended its Rights Agreement dated as of September 28, 2000 between York and Computershare Investor Services, LLC, as Rights Agent (the "York Rights Agreement") to make the rights thereunder inapplicable to this Agreement, and all of the transactions contemplated hereby. After such amendment, and subject to York's rights under Section 5.1, York will not thereafter amend the York Rights Agreement to make the rights thereunder applicable to the Merger or so as to make the rights thereunder inapplicable to any acquisition of York capital stock other than pursuant to this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF MATTHEWS

            Except as disclosed in the letter delivered to York concurrently herewith and designated therein as the Matthews Disclosure Letter (the "MATTHEWS DISCLOSURE LETTER"), in each case with specific reference to the Section to which exception is taken, Matthews and Merger Sub represent and warrant to York as follows:

            Section 3.1. CORPORATE ORGANIZATION. Matthews is a company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Matthews and Merger Sub has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Matthews.

            Section 3.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 are issued and outstanding. Matthews owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Merger Sub.

            Section 3.3. AUTHORITY; NO VIOLATION. (a) Each of Matthews and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action of Matthews and Merger Sub. This Agreement has been duly and validly executed and delivered by Matthews and Merger Sub and (assuming due authorization, execution and delivery by York of this Agreement) constitutes a valid and binding obligation of each of Matthews and Merger Sub, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

            (b) Neither the execution and delivery of this Agreement by Matthews or the Merger Sub nor the consummation by Matthews or the Merger Sub of the transactions contemplated hereby, nor compliance by Matthews or the Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Matthews or Merger Sub charter documents or (ii) assuming that the consents and approvals referred to in SECTION 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Matthews or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Matthews or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which Matthews or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause
(ii) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Matthews.

            Section 3.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the HSR Act and any filings required under foreign laws regulating competition, investment or exchange controls, (ii) for the filing of any required State and Foreign Approvals, (iii) for the filing with the SEC and The Nasdaq National Market of the Proxy Statement, (iv) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) those consents listed in SECTION 3.4 of the Matthews Disclosure Letter and (vi) consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Matthews or the Merger Sub, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Matthews and the Merger Sub of this Agreement, and (B) the consummation by Matthews and the Merger Sub of the Merger and the other transactions contemplated by this Agreement.

            Section 3.5. SEC DOCUMENTS AND OTHER REPORTS. Matthews has filed all required documents with the SEC since January 1, 1998 (the "MATTHEWS SEC DOCUMENTS"). As of their respective dates, the Matthews SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Matthews SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Matthews included in the Matthews SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with the published rules and regulations of the SEC and fairly presented in all material respects the consolidated financial position of Matthews and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Matthews SEC Documents, Matthews has not, since December 31, 2000, made any change in the accounting practices or policies applied in the preparation of its financial statements.

            Section 3.6. PROXY STATEMENT. None of the information to be supplied by Matthews for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            Section 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Matthews SEC Documents filed prior to the date of this Agreement, since December 31, 2000, (a) Matthews and its Subsidiaries, taken as a whole, have conducted their business in the ordinary course of business and have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to have a Material Adverse Effect on Matthews, and (b) there has been no other event causing a Material Adverse Effect on Matthews, nor any development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Matthews.

            Section 3.8. LITIGATION. There is no litigation pending or, to the knowledge of Matthews or Merger Sub, threatened, against Matthews or Merger Sub that could reasonably be expected to have or result in a material adverse effect on the ability of Matthews or Merger Sub to consummate the transactions contemplated by this Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of Matthews, threatened against or affecting Matthews or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

            Section 3.9. BROKERS, FINDERS, ETC. Neither Matthews nor Merger Sub has employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation.

            Section 3.10. VOTE OF STOCKHOLDERS. No vote or approval of any class of Matthews stockholders is required for Matthews to execute this Agreement or to consummate the transactions contemplated herein. Merger Sub has obtained the unanimous written consent of its sole stockholder approving Merger Sub's execution of this Agreement and consummation of the transactions contemplated herein.

            Section 3.11. FINANCING. As of the Closing Date, Matthews will have immediately available funds for payment in full of the purchase price per share for each share of York Common Stock outstanding, in immediately available funds.

                                   ARTICLE IV
                               CONDUCT OF BUSINESS

            Section 4.1. CONDUCT OF YORK. York agrees that from the date hereof until the Effective Time, except as set forth in SECTION 4.1 of the York Disclosure Letter, as otherwise contemplated by this Agreement or with the prior written consent of Matthews, York and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in
SECTION 4.1 of the York Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of Matthews, York will not, and will not permit any of its Subsidiaries to:

            (a) adopt or propose any change in its charter, bylaws or equivalent documents;

            (b) amend any material term of any outstanding security of York or any of its Subsidiaries, except for outstanding stock option plans or agreements in order to effectuate Section 1.5(d) herein, and subject to York's rights under
Section 5.1, the York Rights Agreement and the Rights to make them inapplicable to this Agreement and the Merger;

            (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization ("PERSON");

            (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of York or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of York to York or another wholly-owned Subsidiary of York), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of York or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice (such as the sale of inventory to customers), any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of York or any of its Subsidiaries (it is understood and agreed that sales by York of its operating and non-operating assets are not deemed to be in the ordinary course of business under this subsection (ii)), except in the case of either clause (i) or (ii) (A) the issuance of York Common Stock upon the exercise of stock options issued pursuant to the York Stock Plans prior to the date hereof, (B) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (C) sales or other dispositions of non-operating property and assets of York and its Subsidiaries; PROVIDED, HOWEVER, that York shall provide at least ten (10) days prior written notice to Matthews of any such proposed sale or other disposition of non-operating property or assets; and PROVIDED, FURTHER, that York shall not sell or otherwise dispose of non-operating property and assets of York and its Subsidiaries in a manner which includes continuing indemnity obligations by York without the written consent of Matthews, which will not be unreasonably withheld;

            (e) create or incur any Lien on any asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

            (f) make any loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of York made in the ordinary course and consistent with past practices;

            (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of York to York or to any other direct or indirect wholly-owned Subsidiary of York) or enter into any agreement with respect to the voting of its capital stock;

            (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $200,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of York or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this SECTION 4.1, and
(B) other indebtedness for borrowed money incurred under York 's credit agreement (or any replacement thereof) for working capital purposes only not to exceed $15,000,000 at any time outstanding, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of York or, except in connection with transactions permitted under this SECTION 4.1(I), enter into any contract or agreement material to the business, results of operations or financial condition of York and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this SECTION 4.1(I);

            (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

            (k) make any material election with respect to Taxes or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

            (l) except as may be required by changes in law, contractual commitments or corporate policies with respect to severance pay, termination pay or bonus programs in existence on the date hereof, and additional commitments for retention bonuses of up to $300,000 in the aggregate, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of York or any of its Subsidiaries),
(ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, or (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements;

            (m) take any action that, individually or in the aggregate, makes any representation and warranty of York hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

            (n)  agree or commit to do any of the foregoing.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

            Section 5.1. NO SOLICITATION. (a) York agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of York, or any of its respective Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that to the extent required by the fiduciary obligations of the board of directors of York as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), York may, in response to unsolicited requests therefor, participate in discussions or negotiations with, and furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement (as defined in SECTION 5.4) to, any Person who indicates a willingness to make a Superior Proposal. York immediately shall cease all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, (i) "TAKEOVER PROPOSAL" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving York, or any of its Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, at least 15% of the voting securities of, or a substantial portion of the assets of, York or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, (ii) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of York pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the board of directors of York determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to York and its stockholders than the Merger , and (iii) a "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

            (b) Except as otherwise provided in this SECTION 5.1(B), neither the board of directors of York nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Matthews, the approval or recommendation by the board of directors of York or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the board of directors of York, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal or withdraw or modify its approval or recommendation of this Agreement or the Merger and (ii) nothing contained in this Agreement shall prevent the board of directors of York from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

            (c) York shall notify Matthews promptly (but in no event later than one business day) after receipt by York (or its advisors) of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of York by any Person or entity that informs York that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing. York shall keep Matthews informed, on a current basis, of the status of any such Takeover Proposal or request.

            Section 5.2. PROXY STATEMENT. (a) York shall prepare and file with the SEC the Proxy Statement at a time which is appropriate in view of the anticipated Closing Date. The Proxy Statement shall include the recommendation of the board of directors of York in favor of approval and adoption of this Agreement and the Merger, except to the extent the board of directors of York, in accordance with the terms of SECTION 5.1(B), shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger. Matthews shall assist and cooperate with York in preparing the Proxy Statement and shall provide York with information required to be disclosed in the Proxy Statement relating to Matthews. York shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after SEC approval. If at any time prior to the Effective Time any event with respect to any party or its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, the parties will work together in good faith to ensure that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of York. Each party agrees that the Proxy Statement will comply (with respect to such party) as to form in all material respects with the provisions of the Exchange Act.

            (b) York and Matthews shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "Blue Sky" laws and the rules and regulations thereunder. No filing of, or supplement to, the Proxy Statement will be made by York without providing Matthews the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to York or Matthews, or any of their respective affiliates, officers or directors, should be discovered by York or Matthews which should be set forth in a supplement to the Proxy Statement, so that such Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to York stockholders.

            Section 5.3. STOCKHOLDERS MEETING. York shall duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting on the adoption of this Agreement and, through its board of directors, will recommend to its stockholders adoption of this Agreement, except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by SECTION 5.1(B). In a manner consistent with its fiduciary duties to its stockholders and as it may reasonably determine to be consistent with the objective of consummating the Merger, York shall use commercially reasonable efforts to convene the Stockholders Meeting within 45 days of the Proxy Statement being approved by the SEC. So long as the York board continues to recommend the Merger, York shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the vote or consent of the stockholders required to effect the Merger. In the Proxy, York will take all actions required under the DGCL to notify its stockholders that appraisal rights are available for York Common Stock pursuant to Section 262 of the DGCL including sending a copy of Section 262 of the DGCL to its stockholders.

            Section 5.4. ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, York shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Matthews, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, York shall, and shall cause each of its Subsidiaries to, furnish promptly to Matthews (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Matthews may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with Confidentiality Agreement dated as of January 16, 2001 between York and Matthews (the "CONFIDENTIALITY AGREEMENT"). No information or knowledge obtained in any investigation pursuant to this SECTION 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

            Section 5.5. NOTICES OF CERTAIN EVENTS. (a) York and Matthews shall promptly notify each other of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of either party, threatened against, relating to or involving or otherwise affecting either party or any of their Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to SECTION 2.10 or which relate to the consummation of the transactions contemplated by this Agreement;

            (iv) any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement;

                  (v) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects;

                  (vi) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect;

      PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

            Section 5.6. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) Subject to the terms and conditions of this Agreement and except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, as permitted by SECTION 5.1(B), York and Matthews shall use their reasonable best efforts to (A) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by York and Matthews or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act or other foreign laws or regulations), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable law; PROVIDED, HOWEVER, that York and Matthews shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. York and Matthews shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, as permitted by SECTION 5.1(b), York and Matthews shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of York and Matthews to consummate the transactions contemplated by this Agreement.

            (b) Each of Matthews and York shall use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Matthews and York shall cooperate and use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Matthews and York decide that litigation is not in their respective best interests. Each of Matthews and York shall use their reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Matthews and York also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and complying with any additional requests for information pursuant to the Antitrust Laws.

            (c) (i) York and Matthews shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement.

            (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.6(c)(i) above, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon York and Matthews, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            Section 5.7. PUBLIC DISCLOSURE. York and Matthews will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed. York will consult with Matthews before issuing any press releases or making any other public statements containing forward looking information and shall not issue any such press release or make any such statement without the prior consent of Matthews, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

      Section 5.8. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) After the Effective Time, Matthews and the Surviving Corporation shall jointly and severally, to the fullest extent permitted by applicable law, indemnify, hold harmless, and defend each and every present and former director, officer, employee, fiduciary, and agent of York and each Subsidiary of York (collectively, the "INDEMNIFIED PARTIES") from and against all attorneys' fees, judgments, fines, losses, claims, damages, liabilities, settlement amounts, costs and expenses ("ADVERSE CONSEQUENCES") in connection with any claim, action, suit, proceeding or investigation (whether arising or relating to facts occurring before, at or after the Effective Time), whether civil, administrative or investigative ("PROCEEDING"), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including the transactions contemplated by this Agreement) provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law or the provisions hereunder, as the case may be, shall be made by independent counsel selected by the Indemnified Party and reasonably acceptable to Matthews; and that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to York (if selected prior to the Effective Time) and Matthews (if selected after the Effective Time).

      (b) For a period of six years from the Effective Time, the Surviving Corporation and Matthews shall provide to the Indemnified Parties liability insurance protection substantially equivalent in kind and scope as that provided by York's current directors' and officers' liability insurance policies (copies of which have been made available to Matthews); PROVIDED, HOWEVER, that in no event shall the Surviving Corporation and Matthews be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by York for such insurance; PROVIDED, FURTHER, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation and Matthews shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation and Matthews, provides the best coverage available for a cost not exceeding such amount.

      (c) To the extent there is any Proceeding (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of York occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this SECTION 5.11, such Indemnified Party shall be entitled to be represented by counsel, reasonable costs and fees of which shall be paid when due by Matthews following the Effective Time. Neither the Surviving Corporation nor Matthews shall be bound by any settlement effected unless one or the other gives written consent (which consent shall not be unreasonably withheld by either). In the event that any claim or claims for indemnification are asserted or made prior to the date that is six years after the Effective Time, all rights to indemnification and defense in respect to any such claim or claims shall continue until the disposition of any and all such claims.

      (d) If any Indemnified Party is entitled under any provision of this Agreement to indemnification by Matthews or the Surviving Corporation for only a portion (but not, however, for the total amount) of any Adverse Consequences actually incurred by Indemnitee in connection with any Proceeding, Matthews and the Surviving Corporation shall nevertheless indemnify such Indemnified Party for the portion of such Adverse Consequences to which such Indemnified Party is entitled. If the indemnification provided for herein in respect of any Adverse Consequences actually incurred by such Indemnified Party in connection with any Proceeding is finally determined by a court of competent jurisdiction to be prohibited by applicable law, then Matthews and the Surviving Corporation, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable as a result of such Adverse Consequences in such proportion as is appropriate to reflect (i) the relative benefits received by Matthews, the Surviving Corporation, York and/or any Subsidiary on the one hand and the Indemnified Party on the other hand from the events, circumstances, conditions, happenings, actions or transactions from which such Adverse Consequences arose,
(ii) the relative fault of Matthews, the Surviving Corporation, York and/or any Subsidiary (including its representatives) on the one hand and of the Indemnified Party on the other hand in connection with the events, circumstances and happenings which resulted in such Adverse Consequences, such relative fault to be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the events, circumstances and/or happenings resulting in such Adverse Consequences, and (iii) any other relevant equitable considerations, it being agreed that it would not be just and equitable if such contribution were determined by pro rata or other method of allocation which does not take into account the foregoing equitable considerations.

      (e) The indemnification provided herein shall be applicable whether or not negligence of the Indemnified Party is alleged or proved, and regardless of whether such negligence be contributory or sole.

      (f) If requested to do so by the Indemnified Party with respect to any Proceeding, Matthews shall advance to or for the benefit of the Indemnified Party, prior to the final disposition of such Proceeding, the expenses actually incurred by such Indemnified Party in investigating, defending or appealing such Proceeding. Any judgments, fines or amounts to be paid in settlement of any Proceeding shall also be advanced by Matthews upon request by the Indemnified Party. Advances made by Matthews are subject to refund as provided in the following paragraph.

      (g) If Matthews advances or pays any amount to the Indemnified Party under this Section and if it shall thereafter be finally adjudicated that the Indemnified Party was not entitled to be indemnified hereunder for all or any portion of such amount, then the Indemnified Party shall promptly repay such amount or such portion thereof, as the case may be, to Matthews. If Matthews advances or pays any amount to an Indemnified Party under this Section and if the Indemnified Party shall thereafter receive all or a portion of such amount under one or more policies of directors and officers liability insurance, such Indemnified Party shall promptly repay such amount or such portion thereof, as the case may be, to Matthews.

      (h) If any change after the date of this Agreement in any applicable law, statute or rule expands the power of Matthews or the Surviving Corporation to indemnify any Indemnified Party, such change shall be within the purview of such Indemnified Party's rights and Matthew's and the Surviving Corporation's obligations under this Agreement. If any change after the date of this Agreement in any applicable law, statute or rule narrows the right of Matthews or the Surviving Corporation to indemnify an Indemnified Party, such change shall, to the fullest extent permitted by applicable law, leave this Agreement and the parties' rights and obligations hereunder unaffected.

      (i) The indemnification and other rights provided by any provisions of this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Party may be entitled under (i) any statutory or common law, (ii) Matthew's, the Surviving Corporation's, York's or any Subsidiary's articles or certificate of incorporation, (iii) Matthews, the Surviving Corporation's, York's, or any Subsidiary's bylaws, (iv) any other agreement or (v) any vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnified Party's official capacity and as to action in another capacity while occupying any of the positions or having any of the relationships referred to in this Agreement. Nothing in this Agreement shall in any manner affect, impair or compromise any indemnification, any Indemnified Party has or may have by virtue of any agreement previously entered into between such Indemnified Party and Matthews, the Surviving Corporation, York or any Subsidiary.

      (j) The indemnification provisions of this SECTION 5.8 of this Agreement shall inure to the benefit of and be enforceable by (i) each Indemnified Party and any Indemnified Party's personal or legal representatives, executors, administrators, heirs, devisees and legatees and (ii) Matthews, the Surviving Corporation, York, the Subsidiaries and their respective successors and assigns. This SECTION 5.8 shall not inure to the benefit of any other Person. Matthews and the Surviving Corporation agree to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Matthews or the Surviving Corporation, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Matthews and/or the Surviving Corporation, as applicable, would be required to perform it if no such succession had taken place. As used in this Section, the term "Matthews" and the term "Surviving Corporation" shall include any successor to their respective businesses and/or assets as aforesaid which executes and delivers the assumption and agreement provided for in this Section or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

            Section 5.9. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, York shall use its reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

            Section 5.10. RIGHTS AGREEMENT. York hereby agrees that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated in this Agreement will cause Matthews, the Merger Sub or any of Matthews' affiliates or associates to become an Acquiring Person under the York Rights Agreement or subject to York's rights under Section 5.1, otherwise affect in any way the rights under the York Rights Agreement, including causing such rights to separate from the underlying shares or by giving such holders the rights to acquire securities of any party hereto.

            Section 5.11. EMPLOYEES. For at least two (2) years following the Closing, Matthews agrees to provide employee benefits to the employees of York and its Subsidiaries which are in the aggregate no less favorable than such benefits that were provided by York and the Subsidiaries as of the Closing. For these purposes, the employees of York and their Subsidiaries will be given credit for years of service with York, its subsidiaries and their predecessors for all employee benefit purposes, with the exception of the defined benefit pension plans of Matthews.


                                   ARTICLE VI
                              CONDITIONS TO MERGER

            Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

            (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the stockholders of York.

            (b) WAITING PERIODS; APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

            Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF YORK. The obligations of York to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by York:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Matthews set forth in Article III shall be true and correct as of the date of the Agreement and as of the Closing Date, in each case as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such breaches or inaccuracies that do not (without giving effect as to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, materially affect the ability of Matthews to consummate the Merger; and York shall have received a certificate signed on behalf of Matthews by an executive officer of Matthews to such effect.

            (b) PERFORMANCE OF OBLIGATIONS. Matthews shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and York shall have received a certificate signed on behalf of Matthews by an executive officer of Matthews to such effect.

            Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MATTHEWS. The obligation of Matthews to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Matthews:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of York set forth in Article II shall be true and correct as of the date of this Agreement and as of the Closing Date, in each case as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such breaches or inaccuracies that do not (without giving effect as to any limitation as to "materiality" or "Material Adverse Effect" set forth therein except for any materiality limitations relating to the disclosure of documents by York), individually or in the aggregate, have a Material Adverse Effect on York; and Matthews shall have received a certificate signed on behalf of York by an executive officer of York to such effect. For purposes of determining whether a Material Adverse Effect on York has occurred, due consideration shall be given to whether York achieved the Threshold EBITDA.

            (b) PERFORMANCE OF OBLIGATIONS. York shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Matthews shall have received a certificate signed on behalf of York by an executive officer of York to such effect.

                                   ARTICLE VII
                                   TERMINATION

            Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to SECTIONS 7.1(B) through 7.1(J), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of York:

            (a)  by mutual written consent of York and Matthews; or

            (b) by York or Matthews, if the Merger shall not have been consummated by December 31, 2001 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; and PROVIDED, FURTHER, that the End Date may be extended by York until five days after the earlier of the expiration or termination of any applicable waiting period under the HSR Act; or

            (c) by York or Matthews, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by York or Matthews if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of York in favor of adoption of this Agreement shall not have been obtained; or

            (e) by Matthews if the Board of Directors of York shall not have recommended or shall have withdrawn its recommendation of this Agreement and the Merger, except in the case of 7.1(f) below; or

            (f) by Matthews or York, if the Board of Directors of York shall have determined to recommend a Takeover Proposal to its shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to SECTION 5.1, that such Takeover Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that York may not terminate this Agreement pursuant to this SECTION 7.1(F) unless (i) York has delivered to Matthews a written notice of York's intent to enter into such an agreement to effect the Superior Proposal and (ii) five business days have elapsed following delivery to Matthews of such written notice by York; or

            (g) by Matthews, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of York set forth in this Agreement shall have occurred which remains uncured for a period of ten
(10) business days after the notice of such breach or failure and such breach or failure would cause the conditions set forth in SECTIONS 6.3(A) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

            (h) by York, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Matthews set forth in this Agreement shall have occurred which remains uncured for a period of ten (10) business days after the notice of such breach or failure and such breach or failure would cause the conditions set forth in SECTIONS 6.2(A) or 6.2(B) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

            (i) by York, if the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share; or

            (j) by Matthews if the Threshold EBITDA is not achieved.

            Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 7.1, there shall be no liability or obligation on the part of York, Matthews or their respective officers, directors, stockholders or Affiliates, except as set forth in SECTION 7.3, or except to the extent that such termination results from willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; PROVIDED, HOWEVER, that the provisions of SECTIONS
7.3 and 7.4, of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

            Section 7.3. FEES AND EXPENSES. (a) Except as set forth in this
SECTION 7.3 or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and closing the Merger contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that York and Matthews shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials).

            (b) If this Agreement is terminated (i) by Matthews pursuant to
Section 7.1(e) and the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share, or (ii) by York pursuant to SECTION 7.1(I), York shall pay to Matthews a termination fee of $6,000,000 by wire transfer within one business day after such termination. If the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share, any termination by York under Section 7.1(d) shall be presumed to be under Section 7.1(i) rather than
Section 7.1(d).

            (c) If (i) this Agreement is terminated by York pursuant to SECTION 7.1(D) and either (x) a Takeover Proposal with respect to York shall have been made after the date of this Agreement and prior to the Stockholders Meeting or
(y) York's Board of Directors shall not have recommended or shall have withdrawn its recommendation of this Agreement and the Merger or (ii) this Agreement is terminated by York or Matthews pursuant to SECTION 7.1(F), and, in the case of either (i) or (ii) above, York or its stockholders consummate the sale or transfer, by way of merger, consolidation or otherwise, of a majority interest in the equity of York or substantially all of York's assets to any other Person within nine months of the date of termination of this Agreement, then York shall pay the $6,000,000 termination fee within one day after the closing of such transaction.

            (d) If this Agreement is terminated by Matthews pursuant to SECTION 7.1(B), 7.1(C), 7.1(D), 7.1(G) (except in the case of an intentional misrepresentation by York), OR 7.1(J), Matthews shall pay to York a termination fee of $6,000,000 by wire transfer within one business day after such termination.

            (e) If this Agreement is terminated by York pursuant to SECTION 7.1(B), 7.1(C) OR 7.1(H), Matthews shall pay York a termination fee of $6,000,000 by wire transfer within one business day after such termination.

            (f) If any party is obligated to pay a termination fee under any of the subsections of SECTION 7.3 described above, in any such case it shall only be obligated to pay such fee once. If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Mellon Bank, N.A. from the date such fee was required to be paid.

            Section 7.4. POST-TERMINATION OBLIGATIONS. In the event of termination of this Agreement, Matthews and Merger Sub shall and shall cause their Affiliates to return all documents and copies and other materials received from or on behalf of York, its Affiliates, its Subsidiaries and its agents relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to York, and York shall and shall cause its Affiliates to return all documents and copies and other materials received from or on behalf of Matthews and Merger Sub relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Matthews; and all information received or accumulated by the parties hereto shall be treated as "Confidential Information" in accordance with the Confidentiality Agreement (as modified or supplemented by this Agreement) which shall remain in full force and effect, as modified or supplemented by this Agreement, notwithstanding the termination of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            Section 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

            Section 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to York, to:

                  The York Group, Inc.
                  8554 Katy Freeway, Suite 200
                  Houston, Texas 77024
                  Attn:  Legal Department
                  Telecopy:  713/984-5569

            with copies (which shall not constitute notice) to:

                  Locke Liddell & Sapp LLP
                  Attn:  David F. Taylor
                  3400 Chase Tower
                  600 Travis Street
                  Houston, Texas 77002
                  Telecopy:  713/223-3717

                  and

            (b)  if to Matthews, to:

                  Matthews International Corporation
                  Two NorthShore Center
                  Pittsburgh, PA 15212
                  Attention:  Edward Boyle, CFO
                  Facsimile No.: 412/442-8290

            with copies (which shall not constitute notice) to:

                  Reed Smith LLP
                  435 Sixth Avenue
                  Pittsburgh, PA  15219
                  Attention:  Pasquale D. Gentile, Jr.
                  Facsimile No.:  412/288-3063

            Section 8.3. INTERPRETATION AND CONSTRUCTION, SEVERABILITY; INTERPRETATION OF OBLIGATIONS.

              (a) INTERPRETATION AND CONSTRUCTION. Matthews and York have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Matthews and York and no presumption or burden of proof shall arise favoring or disfavoring either Matthews or York because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "party" means, on the one hand, Matthews, on the other hand, York, (f) the word "including" means "including without limitation"; and (g) all references to "dollars" or "$" refer to currency of the United States of America. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

              (b) SEVERABILITY. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

              (c) INTERPRETATION OF OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, Matthews shall not be permitted to terminate this Agreement solely because of an Order to divest any business, product line or assets, regardless of whether such action could result in a Material Adverse Effect on York, Matthews or the benefits to Matthews of the consummation of the Merger. Matthews agrees to divest such business, product line or assets, as the case may be, pursuant to such Order, or as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws, after an opportunity to negotiate, contest or appeal any such Order or requirement; PROVIDED, HOWEVER, that such right of Matthews to negotiate, contest or appeal shall not extend beyond December 20, 2001.

            Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in SECTION 5.8 and SECTION
5.11 of this Agreement and this SECTION 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

            Section 8.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

            Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 8.8 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of York, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 8.9 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

            Section 8.10 CONSENT TO JURISDICTION: APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. Each party hereto hereby (a) submits to the jurisdiction of any court of the State of Delaware and the Federal courts sitting in the State of Delaware with respect to such matters arising out of or relating to, this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such Delaware state or Federal court, (c) waives the defense of an inconvenient forum in connection therewith, (d) consents to service of process upon it by mailing or delivering such service to CT Corporation System, 1209 Orange Street, Wilmington, Delaware (the "AGENT") and authorizes and directs its Agent to accept such service, (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any such court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

                          [Signature page to follow]

            IN WITNESS WHEREOF, Matthews, Merger Sub and York have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                    MATTHEWS INTERNATIONAL CORPORATION

                                    By:
                                       --------------------------------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                            ---------------------------------



                                    EMPIRE MERGER CORP.

                                    By:
                                         ------------------------------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                            ---------------------------------



                                    THE YORK GROUP, INC.

                                    By:
                                         ------------------------------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                            ---------------------------------

                                                                  Exhibit 1.5(x)


          COST OF YORK STOCK OPTIONS AND DEFERRED STOCK CALCULATION


C= Q ($10 + Y - P) Given that C cannot be less than zero, nor can it exceed --------------- Q($11 - P).
          1 + Q/S

      This amount is the cost of settling the York Stock Options and Deferred Stock (Item "E" in Excess Cash Increment Calculation).

Y= Excess Cash Increment, excluding the per share impact of the cost of settling the York Stock Options and Deferred Stock.

Q= Shares corresponding to outstanding stock options as of October 31, 2001 which have exercise prices less than $11.00 per share and the total number of shares of deferred stock.

P= Weighted Average Exercise Price for shares corresponding to outstanding stock options which have exercise prices less than $11.00 per share, including an exercise price of zero for any shares of deferred stock.

S     = Outstanding Shares as of October 31, 2001.

                                                                  Exhibit 1.5(y)

                              THE YORK GROUP, INC.
                             AGREED UPON PROCEDURES

Perform the procedures outlined below, summarizing all adjustments greater than $10,000.

I.    Perform SAS 71 Review as of September 30, 2001

II.   Inventory

      1) Perform the following physical inventory procedures as of September 30, 2001

            o Perform 50 test counts at all locations with inventory in excess of $500,000 (25 counts sheet to floor and 25 counts floor to sheet)

            o Obtain a comparative analysis of inventory by location as of September 30, 2001 and October 31, 2001 and investigate variances greater than 10%.

      2) Perform testing of inventory cut-off as of October 31, 2001 for each location where test counts are performed.

            o Review shipping documents, invoices and general ledger entries for last five shipments of October 2001 and first five shipments of November 2001, noting that cut-off is proper based on shipping document dates.

            o Review receiving documents and general ledger entries for last five receipts of October 2001 and first five receipts of November 2001, noting that general ledger cut-off is proper based on receiving document dates.

      3) Perform inventory price testing on a FIFO basis for 25 items at each location where test counts are performed.

            o Compare inventory pricing as of October 31, 2001 to the pricing used at December 31, 2000 and investigate differences in excess of 10%.

III.  Accounts Receivable

      1) Obtain reconciliation of the accounts receivable sub-ledger and general ledger as of August 31, 2001 and investigate all reconciling items in excess of $25,000.

      2) Perform the following procedures on accounts receivable as of August 31, 2001

            o     Confirm accounts receivable balances greater than $50,000

            o For all non-replies, review subsequent receipts greater than $5,000 through October 31, 2001

            o For non-replies for which there are no subsequent receipts, review invoices and shipping documents for two invoices (judgmentally selected)

      3) Review rollforward of accounts receivable sub-ledger from August 31, 2001 to October 31, 2001.

            o Obtain a detail of billings and cash receipts from August 31, 2001 to October 31, 2001 and examine supporting documentation for 25 billings and 25 cash receipts.

IV.   Accounts Payable and Accrued Liabilities

      1) Obtain reconciliation between accounts payable sub-ledger and general ledger as of August 31, 2001 and investigate all reconciling items in excess of $25,000.

      2)    Perform a test of subsequent disbursements

            o For disbursements greater than $25,000 made after August 31, 2001 through October 31, 2001, (excluding rebate payments), review check copy, related invoice and sub-ledger detail, noting that disbursements for goods or services received prior to August 31, 2001 are accrued at August 31, 2001.

            o Obtain a comparative analysis of payables and accruals as of August 31, 2001 and October 31, 2001 and investigate all variances in excess of 10%.

V.    Current Assets

      1) Review check copy and invoice support for current asset balances as of August 31, 2001, for which the balance increased by more than $25,000 from December 31, 2000, exclusive of operations sold during 2000.

      2) Obtain rollforward of current asset balances from August 31, 2001 to October 31, 2001 and review check copy and invoice support for individual current asset additions in excess of $25,000.

      3) Verify amortization for applicable current asset balances in excess of $25,000 as of October 31, 2001.

VI.   Perform the Following Additional Procedures as of October 31, 2001

      1) Recompute the Company's calculations of "Working Capital," "Adjusted EBITDA," and "York Cash," as defined in the Merger Agreement. Recomputations will be based on the Company's reported financial results, as provided by management, subject to adjustments resulting from the above procedures.

VII. Review the components of working capital as of September 30, 2001 and investigate any changes in underlying general ledger account balances that exceed 10% and $50,000 of the corresponding balance at December 31, 2000.